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                                                                 Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of
LivePerson, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-34230) on Form S-8 of LivePerson, Inc. of our report dated January 31, 2001, relating to the consolidated balance sheets of LivePerson, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of LivePerson, Inc.

                                                         /s/ KPMG LLP

New York, New York
March 29, 2001